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                 AUTOMATIC YRT REINSURANCE AGREEMENT NO. 3138
                          EFFECTIVE SEPTEMBER 1, 2008

                                    between

                        PHOENIX LIFE INSURANCE COMPANY
                                      and
                        PHL VARIABLE INSURANCE COMPANY
                        Collectively as Ceding Company

                                      and

                            RGA REINSURANCE COMPANY
                                 as Reinsurer

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                               TABLE OF CONTENTS

Article I      Scope of the Agreement                                   Page 1

Article II     Reinsurance Coverage                                     Page 2

Article III    Procedures                                               Page 3

Article IV     Commencement of Reinsurance                              Page 4

Article V      Reinsurance Premium Rates and Payments                   Page 5

Article VI     Changes to the Reinsurance                               Page 8

Article VII    Recapture                                               Page 11

Article VIII   Claims                                                  Page 12

Article IX     Arbitration                                             Page 14

Article X      Insolvency                                              Page 16

Article XI     Offset                                                  Page 17

Article XII    Inspection of Records                                   Page 17

Article XIII   Letter of Credit                                        Page 17

Article XIV    Confidentiality                                         Page 19

Article XV     Financial Solvency                                      Page 20

Article XVI    Severability                                            Page 20

Article XVII   Maintaining Authorization                               Page 21

Article XVIII  Miscellaneous                                           Page 21

Article XIX    Execution of the Agreement                              Page 23

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                                   EXHIBITS


Exhibit A  Reinsurance Coverage

Exhibit B  Reinsurance Administration

Exhibit C  Reinsurance Rates and Allowances

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                      ARTICLE I - SCOPE OF THE AGREEMENT

1. Parties to the Agreement

   The parties to this Agreement are Phoenix Life Insurance Company and PHL Variable Insurance Company (collectively referred to as ceding company, we, us and our) and RGA Reinsurance Company (as reinsurer, referred to as you and your). The parties mutually agree to transact reinsurance according to the terms of this Agreement. This Agreement is for indemnity reinsurance and you and we are the only parties to the Agreement. There will be no right or legal relationship whatsoever created by this Agreement in any other person having an interest of any kind in policies that are reinsured under this Agreement.

   We agree that we will not make you a party to any litigation between any such third party and us. Neither party will disclose the other's name to these third parties with regard to the agreements or transactions that are between our companies, unless prior written approval is obtained from the other party.

2. Effective Date of the Agreement

   This Agreement will go into effect at 12:00 A.M., September 1, 2008, and will cover policies with issue dates on and after that date.

3. Entire Agreement

   The text of this Agreement and all Exhibits, Schedules and Amendments appended hereto constitute the entire agreement between the parties. There are no other understandings or agreements between us regarding the policies reinsured other than as expressed in this Agreement.

4. Modification of the Agreement

   The parties may modify this Agreement, only by means of a written amendment to this Agreement which has been signed by all parties.

5. Duration of the Agreement

   The duration of this Agreement will be unlimited. However, either party may terminate the Agreement for new issues at any time by giving the other ninety calendar days' prior written notice. You will continue to accept new reinsurance during the ninety-day period.

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   Existing reinsurance will not be affected by the termination of this
   Agreement for new reinsurance. Existing reinsurance will remain in force until the termination or expiry of the policy on which reinsurance is based, as long as we continue to pay reinsurance premiums as shown in Article V (Reinsurance Premium Rates and Payments), unless otherwise terminated in accordance with the terms of this Agreement. However, you will not be held liable for any claims or premium refunds which are not reported to you within one hundred eighty days following the termination or expiry of the last cession remaining reinsured under this Agreement.

6. Compliance

   This Agreement applies only to the issuance of insurance by us in a jurisdiction in which we are properly licensed.

   The parties represent that, to the best of their knowledge, they are in compliance with all state and federal laws and regulations applicable to the business reinsured under this Agreement. In the event that either party is found to be in non-compliance with any such law or regulation, the Agreement will remain in effect and the parties will seek to remedy the non-compliance and will indemnify each other for any direct loss suffered as a result of the non-compliance.

7. Waiver

   Either party may choose not to enforce nor insist upon the strict adherence to any provision or right under this Agreement. If either party so elects, it will not be considered to be a permanent waiver of such provision nor in any way affect the validity of this Agreement. The applicable party will still have the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future. Any waiver of provisions by a party under this Agreement must be in writing and signed by a duly authorized representative of the party.

                       ARTICLE II - REINSURANCE COVERAGE

1. Automatic Reinsurance

   You will accept automatically reinsurance of death benefits on the company's individually underwritten Corporate Owned Life Insurance (COLI) policies on any permanent resident of the United States or Canada, in agreement with the provisions and limitations shown in Exhibit A (Reinsurance Coverage). The individual risk must be underwritten in accordance with the guidelines established for Guaranteed Issue and Simplified Issue COLI by the Company.

   You will also accept automatically reinsurance of riders and supplementary benefits written with the covered death benefits, but only to the extent that we specifically list the riders and supplementary benefits in Exhibit A, Part I.

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   We have the right to modify our retention shown in Exhibit A, at any time.
   If our retention limits are reduced as a result of the modification, we will notify you in writing before you are required to reinsure on the basis of the reduced retention limits for new business issued after the effective date of the retention change. We will prepare a treaty amendment which both parties will sign as evidence of your agreement to the reduction in retention limits.

   You have the right to amend the Automatic Acceptance Limits shown in Exhibit A, if we modify our retention limits. You also may reserve the right to modify the Automatic Acceptance Limits if we elect to participate in any other arrangement(s) to secure additional automatic binding capacity.

2. Facultative Reinsurance

   If we wish to submit a risk not covered automatically under this Agreement, or if we wish your advice on any application, we may submit and you will consider the risk on a facultative basis.

3. Basis of Reinsurance

   Reinsurance under this Agreement will be on a Yearly Renewable Term basis for the net amount at risk on the portion of the original policy that is reinsured with you. The net amount at risk for any policy period will be calculated according to Exhibit C.

   Riders or supplementary benefits ceded with death benefits will be reinsured as shown in Exhibit C.

                           ARTICLE III - PROCEDURES

1. Automatic Reinsurance

   Individual notification for the placement of automatic reinsurance will not be necessary. Subject to Article V (Reinsurance Premium Rates and Payments) and Exhibit B (Reinsurance Administration), new business or changes to existing reinsurance will be shown on our periodic billing report.

2. Facultative Reinsurance

   When we wish to submit a risk for facultative consideration, we will send you a reinsurance application form along with copies of all the information we have regarding the insurability of the risk. You will review the information and notify us of your decision promptly.

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   After you have given us your unconditional offer to reinsure a risk, we will confirm in writing our acceptance of your offer and the placement of the reinsurance. Our confirmation must be sent on or before the expiration date you specify in your offer to reinsure.

   We may request an extension of the expiration period shown in your offer, by written request. If you agree, you will give us written confirmation of the extension. Any such extension will terminate automatically, if not previously accepted by us, on the expiration date shown on the extension.

3. Policy Expenses

   We will bear the expenses of all medical examinations, inspection fees and other charges incurred in connection with reinstatements or reentries.

4. Reference Materials

   Upon request we will provide you with any reference materials which you may require for proper administration of cessions under this Agreement. All information will be subject to the confidentiality and privacy requirements set forth in Article XIV (Confidentiality).

5. Retained Amounts

   The Ceding Company may not reinsure on any basis, the amount it has retained on the business covered under this Agreement without prior notification to the Reinsurer. The Ceding Company may only cede up to 50% of its retention once the policy has reached its fourth anniversary. Notwithstanding the preceding, the Ceding company may cede its retention to one or more affiliated company(ies) of the Ceding Company or an agent owned reinsurance company at any time.

                   ARTICLE IV - COMMENCEMENT OF REINSURANCE

1. Automatic Reinsurance

   Your liability for cessions ceded automatically under this Agreement will begin and end simultaneously with our contractual liability for the policy on which reinsurance is based, unless otherwise terminated in accordance with this agreement, subject to the Agreement effective date shown in
   Article I (Scope of the Agreement), Section 2.

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2. Facultative Reinsurance

   Your liability for facultative reinsurance which you offer and which we accept will begin and end simultaneously with our liability for the policy on which reinsurance is based.

3. Continuation of Liability

   Continuation of your liability is conditioned on our payment of reinsurance premiums as provided in Article V (Reinsurance Premium Rates and Payments) and is subject to Article VI (Changes to the Reinsurance) and Article VII (Recapture), and Article I (Scope of the Agreement).

4. Temporary Insurance Receipt Liability

   You will not be liable for losses under the terms of a Temporary Insurance Receipt.

              ARTICLE V - REINSURANCE PREMIUM RATES AND PAYMENTS

1. Reinsurance Rates

   Reinsurance premium rates that we will pay you for business reinsured under this Agreement are shown in Exhibit C. The reinsurance premium rate payable for any cession for any accounting period will be calculated on the basis of the net amount at risk reinsured as of that period.

   For reasons relating to deficiency reserve requirements by the various state insurance departments, the rates shown in Exhibit C cannot be guaranteed for more than one year. While you anticipate that the reinsurance rates shown in Exhibit C will continue to be charged, it may become necessary for you to charge a rate that is the greater of the rate from Exhibit C or the corresponding statutory net premium rate based on the 2001 Valuation Basic Table at 4.5% interest for the applicable mortality rating. If you choose to increase the rates in Exhibit C, we reserve the right to terminate reinsurance and recapture all business reinsured under this Agreement as of the date the rates were increased. The recapture will be without penalty.

   Procedures and details of the reinsurance rate calculation for any benefits or riders ceded under this Agreement are shown in Exhibit C.

   All financial transactions under this Agreement will be in United States dollars, unless we mutually agree in writing to use other currencies.

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2. Payments

   We will self-administer the periodic reporting of our statements of account and payment of balances due to you as shown in Exhibit B.

   Within thirty days after the close of each reporting period, we will send you a statement of account for that period along with payment of the premium due. The Reinsurer will pay any balance due the Ceding Company within thirty
   (30) days after receipt of the statement of account. Should the Reinsurer dispute any portion of the statement of account, the Reinsurer agrees to pay the undisputed portion immediately, and to provide written notice to the Ceding company of the dispute within thirty (30) days after receipt of such statement. Both parties agree to use their best efforts to resolve the disputed portion of the statement of account within sixty (60) days.

   Our timely payment of reinsurance premiums is a condition precedent to your continued liability. If we have not paid the balance due you by the thirty-first day following the close of the reporting period, you have the right to give us thirty days' written notice of your intention to terminate the reinsurance on which the balance is due and unpaid. At the end of this thirty-day period, your liability will automatically terminate for all reinsurance on which balances remain due and unpaid, (the "termination date"). Even though you have terminated the reinsurance, we will continue to be liable for the payment of unpaid premium balances through the termination date, along with interest charges calculated from the due date shown above to the date of payment. If premium balances remain unpaid for more than sixty (60) days after they are due, the party due the payments reserves the right to charge interest from the end of the reporting period. Interest will be calculated at the prime rate plus two percent (2%) as stated in the Wall Street Journal on the first business day in the month immediately prior to the due date of the premium, when renewal premiums are not paid within sixty
   (60) days of the due date.

   We agree that we will not force termination under the provisions of this paragraph to avoid the recapture requirements, or to transfer the block of business reinsured to another reinsurer.

   If we overpay a reinsurance premium and you accept the overpayment, your acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, you will be liable to us for a credit in the amount of the overpayment, without interest.

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   If we fail to make a full premium payment for a policy or policies reinsured hereunder, due to an error or omission as defined in Article VI, the amount of reinsurance coverage provided by you shall not be reduced. However, once the underpayment is discovered, we will be required to pay you the difference between the full premium amount and the amount actually paid, without interest. If payment of the full premium is not made within 60 days after the discovery of the underpayment, the underpayment shall be treated as a failure to pay premiums and subject to the conditions above.

   Unearned premiums will be returned on deaths, surrenders and other terminations. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

   We may reinstate reinsurance terminated for non-payment of premium at any time within sixty days of the termination date, by paying you all premium in full. However, you will have no liability for claims incurred between the termination date and the reinstatement date, subject to requirements of
   Article VI.

3. Tax Reimbursements

    A. Premium Tax

   Details of any reimbursement of premium taxes that we pay on behalf of reinsurance payments to you are shown in Exhibit C, Section VIII (Premium Taxes).

    B. DAC Tax

   The following will be effective where applicable:

    1. The parties mutually agree to the following pursuant to Section 1.848-2
       (g) (8) of the Income Tax Regulation issued December 29, 1992 under
       Section 848 of the Internal Revenue Code of 1986, as amended. This election will be effective for all taxable years for which this Agreement remains in effect.

       The terms used in this Section are defined in Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration" will refer to either net consideration as defined in Section 1.848-2 (f) or "gross premium and other consideration" as defined in Section 1.848-3
       (b), as appropriate.

    a) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the General Deductions Limitation of IRC Section 848 (c) (1).

    b) The parties mutually agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also mutually agree to exchange information otherwise required by the Internal Revenue Service.

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4. Experience Refund

   Details of any Experience Refund payable to us will be shown in Exhibit C,
   Section XI (Experience Refund).

                    ARTICLE VI - CHANGES TO THE REINSURANCE

1. Errors and Oversights

   If either party fails to comply with any of the provisions of this Agreement because of an unintentional oversight or misunderstanding relating to clerical errors in the administration of this Agreement, the underlying status of this Agreement will not be changed. The parties will be restored to the position they would have occupied had no such oversight nor misunderstanding occurred.

2. Misstatement of Age or Sex

   If the misstatement of the age or sex of a reinsured life causes an increase or reduction in the amount of insurance in the policy, the parties will share in the change in proportion to the original liabilities as of the time the policy was issued.

3. Changes to the Policy

    a) All changes - If any change is made to the policy, the reinsurance will change accordingly. We will notify you of the change if it affects the reinsurance of this policy and the appropriate premium adjustment, on our periodic statement of account.

    b) Non-contractual Increases - If the initial death benefit is increased as a result of a non-contractual change, the increase will be underwritten by the Ceding Company in accordance with it's standard underwriting guidelines, practices, and procedures for risk selection, as communicated to the Reinsurer at the time of pricing, as well as any material changes to these guidelines, practices, and procedures that have been consented to in writing by the Reinsurer.

       Such increases will be considered new reinsurance under this Agreement. The Reinsurer's approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the reinsurance death benefit on the life to exceed either the automatic binding limits or the jumbo limits shown in Exhibit C.

       Both parties will share the increased amount proportionately. If the reinsurance is automatic, the amount of reinsurance must not exceed the automatic binding limits or jumbo limits shown in Exhibit C. If reinsurance is facultative, the ultimate amount of reinsurance must not exceed the amount included in the facultative offer.

       Premiums for the additional reinsurance will be based on the issue age, mortality rating, underwriting class and duration since the time of underwriting of the increase.

    c) Contractual and Regulatory Increases - Reinsurance of increases in amounts resulting from contractual policy provisions will be based on the issue age, mortality rating, underwriting class and duration from issue of the original policy.

       Both parties will share the increased amount proportionately. If the reinsurance is automatic, the amount of reinsurance must not exceed the automatic binding limits or jumbo limits shown in Exhibit C. If the reinsurance is facultative, the amount of reinsurance must not exceed the ultimate amount included in the facultative offer.

       Any change in the initial death benefit due to changes in the policy's cash value or account value will be shared proportionately between the Ceding Company and all reinsurers.

    d) Extended Term and Reduced Paid-Up Insurance - If any policy reinsured under this Agreement converts to Extended Term Insurance or Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the continuing provisions of the policy. Reinsurance payments for the adjusted policy will be calculated on the basis of the original issue age of the insured and the duration of the original policy at the time the adjustment became effective, i.e. point-in-scale basis.

4. Reductions, Terminations and Reinstatements

   If any part of the coverage on a life reinsured under this Agreement is reduced or terminated, the amount reinsured will also be reduced or terminated to the extent that we will continue to maintain our appropriate retention limit based on issue age and table rating of insured as shown in Exhibit A. We will not be required to assume amounts in excess of the retention limit that was in force when the affected policy or policies were issued.

   Reductions and terminations are permitted only when the underlying policyholder directs such a reduction or termination of the issuing company policy that is in force at the time that the reductions and terminations take place, or by operation of the policy's terms.

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   If a policy reinsured under this Agreement is lapsed or terminated, the reinsurance of such policy will also terminate. If a policy automatically reinsured lapses and is reinstated in accordance with our standard rules and procedures, reinsurance for the amount at risk effective at the time of the lapse will be reinstated automatically at the date of reinstatement of the policy. We will send you copies of our reinstatement papers only upon request.

   We have the authority to reinstate a policy reinsured under this Agreement on a facultative basis without your prior approval when:

    a) we have kept our maintained our maximum available retention as shown in Exhibit A, at the time reinsurance was required.

    b) the reinsured amount falls within the automatic acceptance limits shown in Exhibit A.

    c) a facultative policy which has been in a lapsed status for more than ninety (90) days must be submitted with underwriting requirements and approved by the Reinsurer before it is reinstated.

   Otherwise, we will need your prior review and approval for reinstatement of any facultative reinsurance. We will send you prompt written notice of our intention to reinstate the policy along with copies of the reinstatement papers required by our standard rules and procedures. The reinsurance will be reinstated at the same time as the policy, subject to your written approval of the reinstatement.

   We will notify you of all reinstatements on our periodic statement of account and we will pay all reinsurance payments due from the date of reinstatement to the date of the current statement of account. Thereafter, reinsurance payments will be in accordance with Article V (Reinsurance Premium Rates and Payments).

5. Risk Classification Changes

   If the policyholder requests a substandard table rating reduction or removal of a flat extra, such change will be underwritten by us in accordance with our standard underwriting guidelines, practices, and procedures for risk selection, as communicated to you at the time of pricing, as well as any subsequent material changes to these guidelines, practices, and procedures that have been consented to in writing by you.

6. Policy Loans

   You do not participate in policy loans nor other forms of indebtedness on policies reinsured under this Agreement; therefore, policy loans do not affect the reinsurance death benefit.

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                            ARTICLE VII - RECAPTURE

1. Basis of Recapture

   Recapture will be allowed under this Agreement only as specifically stated under Articles V and X, or under the following circumstances:

    a) You elect to increase the premium rates shown in Exhibit C, on in force business: or

    b) We increase the retention limits shown in Exhibit A.

   Policies will be eligible for recapture under paragraph b) above when the policy has been in force under this Agreement for the Recapture Period shown in Exhibit C, Section VI (Recapture Period). The recapture period will always be measured from the original policy issue date. Policies will be eligible for recapture under paragraph a) above as of the effective date of the rate increase, regardless of issue date. The recapture will be without penalty.

2. Method of Recapture

   If we elect to recapture because you have increased reinsurance rates, the recapture will be effective as of the effective date of the rate increase, regardless of issue date.

   If we elect to recapture due to an increase in our retention limits, we will give you written notice of our intention to recapture within ninety days of the effective date of our retention increase.

   When we have given you written notice of our intent to recapture, and the date that we will begin the process of recapture, the following procedures as applicable to the Basis of Recapture undertaken will apply:

    a) All eligible policies will be recaptured;

    b) The effective date of the recapture will be the next anniversary date of each eligible policy;

    c) Reinsurance on each eligible policy will be reduced by an amount that will increase our retention to the current limit set forth in Exhibit A;

    d) Recapture will not be made on a basis that may result in any anti-selection against the Reinsurer.

   If we increase our retention limits shown in Exhibit A, the percentage of the risk reinsured will reduce proportionately. If reinsurance was placed with more than one reinsurer, each reinsurer's percentage will be reduced in the same proportion that each reinsurer's original percentage bore to the total percentage reinsured.

   If we omit or overlook the recapture of any eligible policy or policies, your acceptance of reinsurance premiums after the date the recapture would have taken place will not cause you to be liable for the amount of the risk that would have been recaptured. You will be liable only to refund any such reinsurance premiums received, without interest.

   If our retention limits increase is due to our purchase by or purchase of another company, or our merger, assumption or any other affiliation with another company, no immediate recapture will be allowed. However, we may recapture eligible policies once the Recapture Period set out in Exhibit C has expired.

                             ARTICLE VIII - CLAIMS

1. Notice of Claim

   Claims will be reported and administered on a bulk basis. We will give you notification of all incurred and settled claims on our monthly statement of account. Notification of rescission of policies where the insured is still alive will be provided in writing. You may request, and we will send, documents on any claim reinsured under this Agreement.

2. Settlement of Claims

   Claim payments will be applied against premium payments. If the amount of claims payment due us exceeds the amount of premium payment due you, you will remit the balance due us within forty-five (45) days of your receipt of the statement of account. You will accept our good faith decision in settling any claim except as specified in this Article and You will pay your proportionate share of all claims eligible for coverage under this Agreement except as specified in this Article. If payments remain unpaid for more than sixty (60) days after they are due, the party due the payment reserves the right to charge interest from the end of the reporting period. Interest will be calculated as follows: at prime rate plus two percent (2%) as stated in the Wall Street Journal on the first business day in the month immediately prior to the due date of the balance due.

   We will provide you with claim documentation, for all contestable claims with face amounts in excess of $1,000,000 and for contestable claims with face amounts of $1,000,000 and under where we elect to deny, rescind or reduce the claim payment. Your consultation privileges will not impair our freedom to determine the proper action on and settlement of the claim. It is our sole decision to determine the proper action on and settlement of a claim.

   Our claim settlements will be administered according to the standard procedures we apply to all claims, whether reinsured or not.

3. Claim Expenses

   Except as provided in Article VIII, Section 4, you will pay your proportionate share of any interest paid to the claimant on death benefit proceeds according to our practices and either at the same rate that we use, or at the rate prescribed by state law in connection with the settlement of a claim.

   Your share of claim expenses will be in the same proportion that your original liability bears to our original liability. These expenses include, but are not limited to, investigative expenses, attorney's fees, penalties and interest imposed automatically by statute and rising solely out of a judgement rendered against us in a suit for policy benefits, reasonable claim investigation and legal expenses incurred in connection with the litigation or settlement of claims payable under this Agreement.

   We will be responsible for and shall not hold you responsible for payment of the following claim expenses:

    a) routine administrative expenses for the home office or elsewhere, including our employees' salaries;

    b) expenses incurred in connection with any dispute or contest arising out of a conflict in claims of entitlement to policy proceeds or benefits which we admit are payable.

4. Disputed Claims

   We will promptly notify you of any contest, compromise or litigation as a result of a denial of a claim involving a policy reinsured under this Agreement or as a result of rescission of a policy reinsured under this Agreement.

    a) If you prefer not to participate in the contest, you will notify us of your decision within fifteen days of your receipt of all documents requested, and you will immediately pay us the full amount of reinsurance due. Once you have paid your reinsurance liability, you will not be liable for any legal and/or investigative expenses and you will have no further liability for those expenses described in subparagraph b, below, which are associated with the contest, compromise or litigation of a claim.

    b) When you agree to participate in a contest, compromise or litigation involving reinsurance, we will give you prompt notice of the beginning of any legal proceedings involving the contested policy. We will promptly furnish you with copies of all documents pertaining to a lawsuit or notice of intent to file a lawsuit by any of the claimants or parties to the policy.

    c) You will share in the payment of reasonable investigative and attorneys' fees in the same proportion as your original liability bears to our original liability prior to the contest of the claim. In addition you will share in payment of any penalties and interest imposed automatically against us by statute and arising solely out of a judgement rendered against us in a suit or a settlement for policy benefits relating to a contested claim, in the same proportion as your original liability bears to our original liability prior to the contest of the claim. You will not reimburse expenses associated with non reinsured policies.

    d) If our contest, compromise or litigation results in a reduction in the liability of the contested policy, you will share in the reduction in the same proportion that the amount of reinsurance bore to the amount payable under the terms of the policy on the date of death of the insured.

5. Extra Contractual Damages

   You will not participate in punitive or compensatory damages. You will however pay your share of statutory penalties awarded against us in connection with claims covered under this Agreement if you have joined in the contest of the coverage in question. You will participate in your proportionate share of any penalties and interest imposed automatically against us by statute to the extent such penalties and interest are derived solely from our decision to deny the claim, but only to the extent that such penalties are not covered under any policy of insurance. You will not share in payment of any penalties or interest from any fraudulent and/or criminal act, omission or course of conduct committed solely by us or our agent or representative.

   The parties recognize that circumstances may arise in which equity would require you to the extent permitted by law, to share proportionately in punitive and compensatory damages. Such circumstances are difficult to define in advance, but would generally be those situations in which you were an active party, and in writing, recommended, consented to, or ratified our act or course that ultimately resulted in the assessment of the extra contractual damages. In such situations, both parties will share such damages so assessed, in equitable proportions.

                           ARTICLE IX - ARBITRATION

1. Basis for Arbitration

   The parties to this Agreement understand and agree that the wording and interpretation of this Agreement is based on the usual customs and practices of the insurance and reinsurance industry. While the parties agree to act in good faith in our dealings with each other, it is understood and recognized that situations may arise in which agreement cannot be reached.

   In the event that the parties cannot resolve any dispute to their mutual satisfaction, the dispute will first be subject to good-faith negotiation as described below in an attempt to resolve the dispute without the need to institute formal arbitration proceedings.

2. Negotiation

   Within ten days after one of the parties has given the other the first written notification of the specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

   If the officers cannot resolve the dispute within thirty days of their first meeting, it is agreed that the dispute will be submitted to formal arbitration. However, the parties may agree in writing to extend the negotiation period.

3. Arbitration Proceedings

   No later than fifteen days after the final negotiation meeting, the officers taking part in the negotiation will give written confirmation that they are unable to resolve the dispute and that they recommend establishment of formal arbitration.

   An arbitration panel consisting of three past or present officers of life insurance or reinsurance companies not affiliated with any of the parties in any way will settle the dispute. The party seeking arbitration will appoint one arbitrator and give notice of such appointment to the other party, who must appoint its arbitrator within 30 days of receiving such notice. If the notified party does not select an arbitrator within thirty (30) days after the other party has given notice of appointing an arbitrator, then the American Arbitration Association will appoint an arbitrator for the party that has failed to do so. The party that has failed to appoint an arbitrator will be responsible for all expenses levied by the American Arbitration Association for such appointment. The two arbitrators will select a third. If the two arbitrators cannot agree on the choice of a third within 30 days of their appointment, each arbitrator shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

   The arbitration proceedings will be conducted according to the Commercial Arbitration Rules of the American Arbitration Association which are in effect at the time the arbitration begins.

   The arbitration will take place in Hartford, Connecticut unless mutually agreed otherwise.

   The parties to this Agreement may agree to extend any of the negotiation or arbitration periods.

   Within sixty days after the beginning of the arbitration proceedings the arbitrators will issue a written decision on the dispute and a statement of any award to be paid as a result. The decision will be based on the terms and conditions of this Agreement as well as the usual customs and practices of the insurance and reinsurance industry, rather than on strict interpretation of the law. The decision will be final and binding and there will be no further appeal, except that either party may petition any court having jurisdiction regarding the award rendered by the arbitrators.

   Each party will pay the fees of its own attorneys, the arbitrator appointed by the party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third arbitrator. The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery.

                            ARTICLE X - INSOLVENCY

1. If we are judged insolvent, you will pay all reinsurance death benefits due under this Agreement directly to us, our liquidator, receiver or statutory successor on the basis of your liability under the policy or policies reinsured without diminution because of our insolvency. It is understood, however, that in the event of our insolvency the liquidator, receiver or statutory successor will give you written notice of a pending claim on a policy reinsured within a reasonable time after the claim is filed in the insolvency proceedings. While the claim is pending, you may investigate and interpose at your own expense in the proceedings where the claim is to be adjudicated, any defense which you may deem available to us, our liquidator, receiver or statutory successor. It is further understood that the expense you incur will be chargeable, subject to court approval, against us as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to us solely as a result of the defense you have undertaken. Where two or more reinsurers are involved in the same claim and a majority in interest, determined in proportion to each reinsurers' share of the risk, elect to interpose defense to the claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though we had incurred the expense.

2. If you are deemed insolvent by the Insurance Commissioner of your state of domicile, you will be bound by any legal directions imposed by your liquidator, receiver or statutory successor. However, if not in conflict with such legal directions, at our option and with prior written notice we may terminate your rights and duties under this Agreement, in which case we will be under no obligation to make future premium payments to you, your liquidator, receiver or statutory successor. However, you, your liquidator, receiver or statutory successor will be liable for any claim payments or refunds of premiums which remain outstanding.

                              ARTICLE XI - OFFSET

   Either party to this Agreement may offset any balances, whether on account of premiums, allowances, claims or expenses due from one party to the other as respects business reinsured under this Agreement and only the balance will be allowed or paid provided the party that seeks to avail itself of this right of offset is not in breach of any provision of this Agreement.

   The right of offset will not be affected or diminished because of the insolvency of either party.

                      ARTICLE XII - INSPECTION OF RECORDS

   Either party to this Agreement will have the right at any reasonable time to inspect the original papers, records, books, files or other documents relating directly or indirectly to the reinsurance coverage under this Agreement. These documents will be made available during normal office hours to a representative of either company who will be named in advance; notification of such visits will normally be given two (2) weeks in advance and even in urgent cases at least forty-eight (48) hours in advance.

                        ARTICLE XIII - LETTER OF CREDIT

   In the event that we are not permitted in our state of domicile to take credit on our Annual Statement for all or a part of the coverage we cede to you for reason that you have failed to maintain your certificate of authority in our state of domicile or failed to qualify as an accredited reinsurer in our state of domicile, then unless you arrange to secure your own obligation under this Agreement in some other manner which meets the requirements established in the insurance laws or regulations of our state of domicile regarding credit for reinsurance, you shall either promptly obtain a clean, unconditional, irrevocable Letter of Credit for our benefit or permit recapture of this business in accordance with the last paragraph of this Article XIII. In the event that you elect to establish a Letter of Credit, such Letter of Credit will be issued by a qualified financial institution within the meaning of the insurance laws and regulations of our state of domicile in an amount equal to the reserves ceded to you and will be in a form acceptable under the laws and regulations of our state of domicile. You will bear the cost of any letter(s) of credit you establish under this provision.

   It is understood that we may draw on the Letter of Credit at any time, notwithstanding any other provisions in this Agreement.

   We undertake to use and apply any amount which we may draw upon the Letter of Credit pursuant to the terms of this Agreement under which the Letter of Credit is held, and only for the following purposes:

    a) To pay your share or to reimburse us for your share of unearned premium or any liability for loss ceded by this Agreement;

    b) To make refund of any sum which is in excess of the actual amount required to pay your share of any unearned premium or liability ceded under this Agreement;

    c) To pay other amounts due us under this Agreement.

   We agree to return to you any amounts drawn on Letters of Credit which are in excess of the actual amounts required for a) or b) above, or in the case of c) above, any amounts as are subsequently determined not to be due.

   The amounts drawn under any Letter of Credit will be applied without diminution because of the insolvency of either party. The financial institution shall have no responsibility whatsoever in connection with the propriety of withdrawals we make or the disposition of funds withdrawn, except to see that withdrawals are made only upon the order of our properly authorized representatives.

   If you have established a Letter of Credit or other security for our benefit under this Article XIII and subsequently obtain a certificate of authority or other accreditation so to become an authorized reinsurer in our state of domicile, we will promptly return the Letter of Credit or other security to you so that it may be cancelled.

   In the event you elect not to provide a Letter of Credit or other security under the circumstance described above, then we have the option to recapture the business ceded under this Agreement subject to (1) thirty (30) days prior written notice and (2) payment of a recapture charge determined as follows:

   ((XX%) (1-((n-1)/R))) (P) (RNAR), where

      .   n is the policy year in which the recapture occurs.

      .   P is the gross reinsurance premium rate per $1,000 in policy year n.

      .   XX% is the applicable YRT reinsurance percentage for policy year
          n. (or 100 minus the applicable coinsurance allowance for policy year n.)

      . R is the recapture period in years. For level term plans, R will be the greater of the normal recapture period or the length in years of the level premium period.

      . RNAR is the reinsured net amount at risk (in thousands) for policy year n.

   No fee is payable after a policy has been in force for R years.

                         ARTICLE XIV - CONFIDENTIALITY

1. You will hold in trust for us except as necessary for retrocession purposes, and will not disclose or cause to be disclosed to any non-party to this Agreement any of our confidential information. Confidential information is information which relates to policy owner data, experience information (including but not limited to mortality and/or lapse information), and any other information considered nonpublic personal information as defined under statute or state law, risk selection guidelines, any and all information contained in our current and future underwriting manuals, trade secrets, research, products and business affairs, but does not include:

    a) Information which is generally known or easily ascertainable by non-parties of ordinary skill.

    b) Information acquired from non-parties who have no confidential commitment to either party to this Agreement.

    c) Information which was independently developed without violating any known confidentiality obligations and without the use of any Confidential Information.

   You will take all necessary and appropriate measures to ensure that your employees and agents abide by the terms of this Article

2. Confidential information as defined above may be shared or used by you within your organization and with a third party only if required to administer or perform services under this agreement. If required by law, you agree that you will enter into a written agreement with such third parties not to disclose our confidential information, before you share confidential information with such third parties. You will take all necessary and appropriate measures to ensure that your employees and representatives abide by the terms of this agreement.

3. Upon termination of service for the Phoenix, all confidential information must be disposed of in a responsible manner. You agree to return all records and copies of confidential information, in whatever form then existing, to the appropriate officers of the Company or to destroy such records in a responsible manner once the need for their retention expires. Upon request you will provide in writing, written certification that destruction of such records has occurred. In the event you are requested or required by law, regulation, or order, subpoena or civil process to disclose any confidential information, you agree that you provide Phoenix with an opportunity to take appropriate action.

4. Notwithstanding the foregoing, we agree that you may aggregate our data with that of other companies reinsured, on the condition that our data not be identified by our corporate name, logo or any other means. We also agree that you may make available any necessary data or information to your auditors, retrocessionaires, affiliates, or any governmental or administrative agencies in the course of their examination of your records, systems and procedures provided that they are (1) made aware by you that this is Confidential Information; and (2) agree to abide by the restrictions of this Agreement on further dissemination of said Confidential Information.

                        ARTICLE XV - FINANCIAL SOLVENCY

   This Agreement is entered into in reliance on the utmost good faith of the parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the parties; their representatives, successors, and assigns. This includes a duty of full and fair disclosure of all information respecting the formation and continuation of this contract, the business reinsured, the underwriting and policy issues (rules, practices, and staff), the financial condition of the parties, studies and reports on the business reinsured, and the solvency of the parties.

   You or your representatives have the right at any reasonable time to inspect our records relating to this Agreement. Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. You have entered into this Agreement in reliance upon our representatives and warranties. We affirm that we have disclosed and will continue to disclose to you all matters material to this Agreement.

                          ARTICLE XVI - SEVERABILITY

   In the event that any provision or term of this Agreement shall be held by any court, arbitrator, or administrative agency to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if any provision or term is held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out the original intent of the parties.

                   ARTICLE XVII - MAINTAINING AUTHORIZATION

   If you cease for any reason to be considered to be an admitted reinsurer in the state of Connecticut and/or New York then we shall have the right to immediate recapture of all business, without a recapture fee or other penalty, under this Agreement.

                         ARTICLE XVIII - MISCELLANEOUS

1. Assignment

   If the reinsurance under this Agreement is to be novated, transferred, or assigned by you, then you agree to notify us of the intent and you agree to waive any notice period requirement for the termination of new business should we elect to terminate new business as a result of the novation, assignment or transfer. We will not unreasonably withhold permission for you to novate, transfer or assign the reinsurance under this Agreement. The provisions of this section are not intended to preclude you from retroceding the reinsurance.

   We must notify you of a change of control or ownership and you agree to waive any notice period requirement for the termination of new business should we elect to terminate new business as a result of the change in control or ownership.

   Rights and obligations of this Agreement cannot be assigned by either party unless mutually agreed to by all parties. The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the later of: this Agreement terminates; or the underlying policies are no longer in force. This Agreement shall not be bifurcated, partially assigned, or partially assumed.

2. Notices And Communications

   Notices and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if communicated, or confirmed, between the parties by facsimile, electronic mail or regular mail and/or telephone for the following:

   . the submission (including medical reports and exchange of information) for facultative review

   .   administration issues, including but not limited to, payment of premiums

   .   routine administration and electronic reporting format policy

   .   claims notices, proofs, claim contests

   .   actuarial and material changes regarding pricing

   .   document drafting and review

   .   taxes

   .   auditing

   .   all general and routine communications

   Notices and other communications related to other matters than included above, especially legal matters, required to be given under this Agreement shall be effective if in writing and (i) mailed by United States registered or certified mail, return receipt requested, or (ii) delivered by overnight express mail, or (iii) sent by facsimile transmission followed by a confirmation mailed by first class or overnight mail to:

   If to Ceding Company:
   Phoenix Life Insurance Company
   PHL Variable Insurance Company
   One American Row
   Hartford, CT 06102-5056
   Attention: Reinsurance/Actuarial Financial H-9
   Facsimile: (860) 403-5221
   Telephone: (860) 403-5818

   If to Reinsurer:
   RGA Reinsurance Company
   1370 Timberlake Manor Parkway
   Chesterfield, Missouri 63017
   Facsimile: (636) 736-7673
   Telephone: (636) 736-7386

3. Applicable Law

   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

4. Counterparts

   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement.

5. Anti-Money Laundering

   Both parties have established and maintain policies and procedures to comply with applicable laws and regulations relating to anti-money laundering and anti-terrorism financing activities including, without limitation, the U.S.A. Patriot Act, the lists promulgated or maintained by the United States Department of Treasury naming specially designated nationals or blocked persons, and any other laws, regulations, executive orders or similar actions that impose sanctions or prohibit or restrict transactions or relations with designated persons, entities, organizations or governments.

                   ARTICLE XIX - EXECUTION OF THE AGREEMENT

In witness whereof, we have caused this Agreement to be executed in duplicate at the dates shown below, by the respective officers duly authorized to do so.

PHOENIX LIFE INSURANCE COMPANY

PHL VARIABLE INSURANCE COMPANY

------------------------------
Signature

------------------------------
Title

------------------------------
Date of Signature

RGA REINSURANCE COMPANY


------------------------------------  -----------------------------------
Signature                             Signature

------------------------------------  -----------------------------------
Title                                 Title

------------------------------------  -----------------------------------
Date of Signature                     Date of Signature

                                   EXHIBIT A
                         (Effective September 1, 2008)

                             REINSURANCE COVERAGE

I. REINSURANCE COVERAGE

   This is a first dollar quota share agreement for COLI policies that we issue directly, using Guarantee Issue (GI) or Simplified Issue (SI) guidelines on the plans listed below. We will retain 20% of the Death Benefit on each policy and cede to you 40% of the Death Benefit on each policy up to the Automatic Acceptance Limit shown in Section III below.

   Plans covered are Phoenix Executive VUL II, Phoenix Executive UL III, Phoenix Indexed UL II.

   Riders covered are Term Riders, Exchange of Insured Riders.

   Reinsurance will be placed automatically under this Agreement provided that:

   . The policies are issued on the Effective Date of Coverage of this Agreement or later.

   .   Each insured life is a permanent resident of the United States or Canada.

   . We have maintained our percentage of risk up to the Maximum Dollar Retention Limit on the life of the insured as shown below, at the time reinsurance is required.

   . The live covered are not employed within any geographical boundary that the Reinsurer has notified the company that it is unable to accept reinsurance from.

   . Insured's must be actively at work and provide written consent to be insured under the program.

   . External directors/board members do not comprise more than 20% of the face amount and must be actively at work somewhere.

   . The Average age group (weighted by face amount) must be less than or equal to 55.

   .   The top 1 or 2 risks must be less than or equal to 10% of the total risk.

   Reinsurance coverage will not provide cash surrender values or loan values.

II.RETENTION LIMITS

    A. DEATH BENEFIT

       For policies issued by us and ceded to you on an automatic basis, the Company will retain 20% of each policy up to a Maximum Dollar Retention Limit per life as shown below:

Issue Age             Standard
---------            -----------
0-14                 $10,000,000
15-70                $10,000,000
71-80                $10,000,000
81-85                $ 4,000,000
86-90                $         0

    B. WAIVER OF PREMIUM DISABILITY

       Not reinsured under this Agreement.

    C. ACCIDENTAL DEATH BENEFITS

       Not reinsured under this Agreement.

III. AUTOMATIC ACCEPTANCE LIMITS

    A. DEATH BENEFIT

       For policies issued by us and ceded to you on an automatic basis, you will accept automatically 40% of each risk up to a maximum of:

For Guaranteed Issue:

# Lives  Issue Ages Maximum Face Amount Per Policy
-------  ---------- ------------------------------

10 - 20   18 - 65    $20,000 x Number of Lives

21 - 24   18 - 65    $25,000 x Number of Lives

25+       18 - 65    The lesser of:

                     * $30,000 x Number of Lives

                     * $3,000,000

                     * 4 x Avg. Case Face Amount

For Simplified Issue:

Issue Age  Maximum Face Amount Per Policy
---------  ------------------------------
18 - 45             $1,000,000
46 - 60               $500,000
61 - 70               $300,000

    B. PER LOCATION LIMITS

       Up to $100,000,000 per zip code except New York City; all NYC risks to be submitted facultatively; risk in Los Angeles is $100,000,000 per one-half mile radius.

IV.RESERVES

   The Reinsurer will hold their share of basic and deficiency reserves.

V. EXCLUSIONS TO AUTOMATIC REINSURANCE COVERAGE

   Automatic reinsurance will not be available in the following situations:

    A. The policy has been submitted on a facultative, facultative obligatory or initial inquiry basis to you or to any other reinsurer within the last three (3) years

    B. Professional athletes that are a member of a team that is part of Major League Baseball, the National Football League, the National Basketball Association, or the National Hockey League will not be reinsured on an automatic basis.

    C. Military applicants serving in hazardous areas, alerted for or on orders to, or volunteering for service in hazardous areas.

                                   EXHIBIT B
                         (Effective September 1, 2008)

                          REINSURANCE ADMINISTRATION

Reinsurance administration and premium accounting will be on a self-administered basis. Premiums will be paid Annually.

For each Monthly reporting period, we will submit to you reports, via electronic media, containing information in general compliance with the following:

   .   BILLING REPORT

   Policy Number, Sequence, Name of Insured, Date of Birth, Sex, Original Issue Date, Issue Date, Issue Age, Underwriting Class, Automatic/Facultative Indicator, Substandard Rating, Premium Information, Allowance Information, First Year/Renewal Year Distinction, Net Amount At Risk, Transaction code, Transaction Effective Date.

   .   POLICY EXHIBIT

                                         Case
                                         Count Volume
                                         ----- ------
Beginning In Force
   New Business
   Reinstatements
   Other Increases
   Lapses
   Deaths
   Other Terminations
   Recaptures
   Other Decreases
   Natural Variance
Ending In Force

On a Quarterly basis we will submit to you, via electronic media, an in force listing containing information in general compliance with the following:

   .   IN FORCE LISTING

   Policy Number, Sequence, Name of Insured, Date of Birth, Sex, Original Issue Date, Issue Date, issue Age, Underwriting Class, Automatic/Facultative Indicator, Substandard Rating, Net Amount At Risk.

                                   EXHIBIT C
                              (September 1, 2008)

                       REINSURANCE RATES AND ALLOWANCES

I. RATES AND ALLOWANCES FOR LIFE REINSURANCE

   The single life YRT Rates shown in this Exhibit are a percentage of the 2001 Valuation Basic Table (VBT), NS/SM, ALB. These are annual rates for standard risks and are per $1,000 of the Net Amount at Risk reinsured. We will pay you these rates multiplied by the following percentages:

                                          Smoking
Underwriting                               Class
------------                             ---------
Guaranteed Issue (GI)                    Nonsmoker   66%
Guaranteed Issue (GI)                    Smoker      84%
Simplified Issue (SI)                    Nonsmoker   60%
Simplified Issue (SI)                    Smoker      76%

II. POLICY FEE

   No policy fee will be charged.

III. RATES FOR SUBSTANDARD TABLE RATINGS

   Substandard risks will not be ceded under this Agreement.

IV. RATES AND ALLOWANCES FOR FLAT EXTRA RATINGS

   Substandard risks will not be ceded under this Agreement.

V. PREMIUM TAXES

   You will not reimburse us for premium taxes for reinsurance ceded under this Agreement.

VI. RECAPTURE PERIOD

   Recapture will be allowed after 10 years and must be proportional to an increase in Phoenix Life's maximum published retention. Recapture is not available due to any change in the financial condition of the Reinsurer.

VII. EXPERIENCE REFUND

   Reinsurance under this Agreement is not eligible for an Experience Refund.